Exhibit 4.2
NOTE AND WARRANT AMENDMENT AGREEMENT

This Note and Warrant Amendment Agreement is made as of March 30, 2012 (“Amendment”), between Atlantic Green Power Holding Company, a Delaware corporation (the “Company”) and Alpha Capital Anstalt (“Alpha”) regarding the note issued by the Company to Alpha dated October 12, 2010, in the original principal amount of  $350,000 (the “Note”) and a warrant to purchase 375,000 shares of the Company’s Common Stock issued by the Company to Alpha dated October 12, 2010 (the “Warrant”)

WHEREAS, the Company has agreed to modify the note issued to Whalehaven Capital Fund Limited to allow for such note to convert at the price of $0.04 per share  (the “Whalehaven Issuance”) upon the closing of the real estate transactions contemplated by the Southern Real Estate Contract dated as of February 27, 2012 between John Hancock Life Insurance Company (U.S.A.) and the Company and the Real Estate Contract, dated as of February 27, 2012, between David E. Riley and the Company (the “Effective Time”);

WHEREAS, the Company acknowledges that in the event that the Whalehaven Issuance is placed into effect, the Note and Warrant will automatically be reduced;

WHEREAS, the Company and Alpha have agreed to modify certain terms of the Note and Warrant as described herein.

NOW THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby consent and agree as follows:

1.           Subject to adjustment as provided in the Note and Subscription Agreement, at the Effective Time, the Conversion Price of the Note shall be $0.04 and the Purchase Price of the Warrants shall be $0.04.

2.           In the event the Company effects a reverse split of its Common Stock (as defined in the Note), the Conversion Price of the Note and the Purchase Price of the Warrants shall be the Conversion Price and Purchase Price, respectively, in effect prior to such reverse stock split and will not be adjusted proportionately or otherwise with the reverse split.

3.           Solely regarding the Whalehaven Issuance, Alpha agrees to waive the last sentence of Section 3.3 of the Warrant that would result in additional shares being issued to Alpha as a result of the reduction of the Purchase Price.

4.            In the event that the Company makes a distribution of shares of the common stock of Atlantic Green Power Corporation subsequent to the full or partial conversion of the Note or full or partial conversion of the Warrant, Alpha hereby irrevocably and unconditionally waives any and all of its rights to receive any distribution from the Company of shares of the common stock of Atlantic Green Power Corporation, and Alpha further acknowledges and agrees that Alpha shall not have any right to receive any distribution of shares of common stock of Atlantic Green Power Corporation from the Company solely with respect to any shares of the Company’s common stock issued or issuable to Alpha upon full or partial conversion of the Note and upon full or partial conversion of the Warrant.  The foregoing waiver shall apply solely with respect to shares of the Company’s common stock issued or issuable to Alpha upon the conversion of the Note and upon exercise of the Warrant.  Nothing contained herein shall be interpreted as or have the effect of a waiver by Alpha of its right to receive shares of Atlantic Green Power Corporation from the Company with respect to shares of the Company’s common stock held by Alpha as of the date of this Amendment.

5.           A copy of this Amendment annexed to the Note or Warrant shall be sufficient to reflect the amendment thereto.

6.           Except as set forth herein the Note and Warrant shall remain in full force and effect without any modification.

7.           This Amendment may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to any other party, it being understood that all parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or electronically, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same with the same force and effect as if such facsimile signature were an original thereof.

IN WITNESS WHEREOF, the undersigned have executed and delivered this Amendment as of the date first written above.

ATLANTIC GREEN POWER HOLDING COMPANY	ALPHA CAPITAL ANSTALT

/s/ Robert Demos, Jr.	/s/ Konrad Ackeman
By: Robert Demos, Jr.	By: Konrad Ackerman
Its: President and CEO	Its: Director